AMENDMENT NO. 11 TO
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
OF AMERICAN CENTURY MUNICIPAL TRUST

THIS AMENDMENT NO. 11 TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST (“Declaration of Trust”) is made as of the 24th day of March, 2017, by the Trustees hereunder.

WHEREAS, the Board of Trustees has determined that it is in the best interests of the American Century Municipal Trust (the “Trust”) to reorganize the Long-Term Tax-Free Bond Fund into the Intermediate-Term Tax-Free Bond Fund, effective August 19, 2016, in accordance with that certain Agreement and Plan of Reorganization approved by the Board of Trustees at its meeting on June 14, 2016 (the “Reorganization”).

NOW, THEREFORE, BE IT RESOLVED, the Reorganization is hereby approved, effective August 19, 2016, and

FURTHER RESOLVED, that Schedule A of the Amended and Restated Agreement and Declaration of Trust for the Trust is hereby amended to reflect the Reorganization by deleting the text thereof in its entirety and inserting in lieu therefore the Schedule A attached hereto.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, a majority of the Trustees do hereto set their hands as of the date first referenced above.

Trustees of the American Century Municipal Trust

/s/ Tanya S. Beder                    /s/ Jeremy I. Bulow
Tanya S. Beder                    Jeremy I. Bulow

/s/ Anne Casscells                    /s/ Ronald J. Gilson
Anne Casscells                    Ronald J. Gilson

/s/ Frederick L.A. Grauer                /s/ Jonathan D. Levin
Frederick L.A. Grauer                    Jonathan D. Levin

/s/ Peter F. Pervere                    /s/ John B. Shoven
Peter F. Pervere                    John B. Shoven

/s/ Jonathan S. Thomas
Jonathan S. Thomas

SCHEDULE A

American Century Municipal Trust

Pursuant to Article III, Section 6, the Trustees hereby establish and designate the following Series as Series of the Trust (and the Classes thereof), with the relative rights and preferences as described in Section 6:

Series	Class	Date of Establishment

Tax-Free Money Market Fund	Investor	07/31/1984

Intermediate-Term Tax-Free Bond Fund	Investor	7/31/1984
	Institutional	12/17/2002
	A Class	03/01/2010
	C Class	03/01/2010

High-Yield Municipal Fund	Investor	12/15/1997
	Institutional	03/01/2010
	A Class	05/08/2002
	C Class	05/01/2001

This Schedule A shall supersede any previously adopted Schedule A to the Declaration of Trust.

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